EXHIBIT 99.1

Graphene & Solar Technologies ‘GSTX’

New Shareholder Letter & Operational Update

Newport Beach California, September 27, 2021- (OTC: GSTX)

Graphene & Solar Technologies Limited, releases Shareholder Letter & Company Operational Update with current activities announcements including details of a 2021 US $47 million recent acquisition and updates of new corporate initiatives.

1. US $47 million acquisition in May 2021 of a “Thin-Film” technology company, Cima NanoTech, with 120 internationally registered unique Patented technologies and “thin-film” applications.

2. New Joint Venture Graphene production factory has been agreed upon to manufacture industrial and electronics grade Graphene. Plans are to commence production in June 2022.

3. Transparent clear flexible thin-film solar applications in final development of production processes and techniques.

4. Development of applications is ongoing for manufacturing low-cost high-output electric vehicle batteries and for Thin-film anti-freeze and auto-windshields heating applications, battery or solar-powered.

5. Manufacturing EMF shielding to eliminate electromagnetic interference in 5G Communication networks.

6. The Company-designed Water Extraction/Harvester unit, with no moving parts, is particularly suitable for remote locations designed to supply pure water for outdoor and indoor locations. Water Harvester units, and farms of parallel units can generate from the Air, 50 gallons to 10,000 gallons per day. The GSTX proprietary Water Harvester technology system will operate efficiently on mains power, solar, wind and/or battery power systems. The Water Harvester uses an active cooling system utilizing modern, energy-efficient control systems, energy-efficient cooling, and the system is designed to efficiently maximize energy use. A basic Water Harvester unit will have a service life of approximately 10+ years.

GSTX has also successfully developed sustainable (ESG) Alternative Energy Solutions, utilizing the new “wonder material” Graphene and GSTX “Thin-Film nano-technology”.

GSTX has also agreed upon establishing a Joint Venture with a US based Graphene manufacturer to locate an industrial and electronics- grade graphene production factory in Brisbane, Australia.

Thin-Film solar applications are a recent solar industry innovation. When combined with graphene and nanotech technologies, it significantly advances the efficiency of solar industry technologies.

Transparent, flexible, seamless, and light-weight solar panels will largely replace the existing cumbersome metal-framed solar installations, especially for solar powered windows in high-rise buildings, creating significant operating cost savings.

About Graphene & Solar Technologies Limited

GSTX is a leading-edge high-tech developer of Renewable Alternative Energy systems, “ESG” compliant, with exclusive rights to High Purity Quartz mineral deposits (15 million tons). The highly experienced GSTX International technology team has predominantly worked together since 2007 and has extensive knowledge on all aspects of the Photovoltaic (PV) solar industry, and essential materials production, as well as a unique knowledge and experience of supply essential production materials for the high-end electronics and semi-conductor production materials.

Shareholder Update -The attached Web-Link provides a complete copy of the recent September 2021 GSTX Shareholder Update.

Web-link to Graphene & Solar Technologies Shareholder Update:

https://www.gstx.solar/documents/GSTX%20SHAREHOLDER%20UPDATE%20SEPTEMBER%202021.pdf

Forward-Looking Statements

All statements in this release that are not strictly historical facts are "forward-looking statements." Forward-looking statements are based on GSTX’s current assumptions, beliefs and expectations, and involve risks, uncertainties and other factors that may cause GSTX’s actual results to be materially different from any results expressed or implied by such forward-looking statements.

GSTX Contact: Roger May

Phone: US Toll Free (844) 301-4000

Email: GSTX@gstx.ltd or RTM@auzww.com